SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                             360 GLOBAL WINE COMPANY
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    878270107
                                 (CUSIP Number)

                                  July 7, 2005
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1 (b)
         |X| Rule 13d-1 (c)
         |_| Rule 13d-1 (d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON: Laurus Master Fund, Ltd.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0337673
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a) [ ]
       (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
     NUMBER OF         5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           4,193,329 shares of Common Stock
      OWNED BY    --------------------------------------------------------------
        EACH           6   SHARED VOTING POWER
     REPORTING
       PERSON              None
       WITH:
                  --------------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           4,193,329 shares of Common Stock
--------------------------------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,193,329 shares of Common Stock
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)                                     |_|

      N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON: Laurus Capital Management
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4150669
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a) [ ]
       (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
     NUMBER OF         5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           4,193,329 shares of Common Stock
      OWNED BY    --------------------------------------------------------------
        EACH           6   SHARED VOTING POWER
     REPORTING
       PERSON              None
       WITH:
                  --------------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           4,193,329 shares of Common Stock
--------------------------------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,193,329 shares of Common Stock
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)                                     |_|

      N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON: David Grin

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a) [ ]
       (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
--------------------------------------------------------------------------------
     NUMBER OF         5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           4,193,329 shares of Common Stock
      OWNED BY    --------------------------------------------------------------
        EACH           6   SHARED VOTING POWER
     REPORTING
       PERSON              None
       WITH:
                  --------------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           4,193,329 shares of Common Stock
--------------------------------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,193,329 shares of Common Stock
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)                                     |_|

      N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON: David Grin

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a) [ ]
       (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
     NUMBER OF         5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           4,193,329 shares of Common Stock
      OWNED BY    --------------------------------------------------------------
        EACH           6   SHARED VOTING POWER
     REPORTING
       PERSON              None
       WITH:
                  --------------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           4,193,329 shares of Common Stock
--------------------------------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,193,329 shares of Common Stock
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)                                     |_|

      N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:  360 Global Wine Company

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  One Kirkland Ranch Road, Napa, California 94558

Item 2(a).        Name of Person Filing: Laurus Master Fund, Ltd.

                           This Schedule 13G is also filed on behalf of Laurus Capital Management, LLC, a Delaware limited liability company, Eugene Grin and David Grin. Laurus Capital Management, LLC manages Laurus Master Fund, Ltd. Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC. Information related to each of Laurus Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.



Item 2(b).        Address of Principal Business Office or if none, Residence:
                  c/o Laurus Capital Management, LLC, 825
                  Third Avenue, 14th Floor, New York, NY 10022

Item 2(c).        Citizenship:  Cayman Islands

Item 2(d).        Title of Class of Securities: Common Stock ("Common Stock")

Item 2(e).        CUSIP Number:  878270107

Item 3.           Not Applicable

Item 4.           Ownership:

      (a)   Amount Beneficially Owned: 4,193,329 shares of Common Stock

      (b)   Percent of Class: 8.8%

      (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 4,193,329 shares of Common Stock

            (ii)  shared power to vote or to direct the vote: None

            (iii) sole power to dispose or to direct the disposition of:
                  4,193,329 shares of Common Stock

            (iv)  shared power to dispose or to direct the disposition of: None

Item 5.           Ownership of Five Percent or Less of a Class: Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person: Not applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities: Not applicable

Item 8.           Identification and Classification of Members of the Group:
                  Not applicable

Item 9.           Notice of Dissolution of Group: Not applicable

Item 10. Certification:

                           By signing below, I certify to the best of my
knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     August 4, 2005
                                                     --------------
                                                     Date

                                                     /s/ David Grin
                                                     --------------
                                                     Signature

                                                     David Grin/Director
                                                     -------------------
                                                     Name/Title

APPENDIX A


A.   Name:           Laurus Capital Management, LLC, a Delaware limited
                     liability company
     Address:        825 Third Avenue, 14th Floor
                     New York, New York 10022
     Place of
     Organization:   Delaware


B.   Name:           Eugene Grin
     Business        825 Third Avenue, 14th Floor
     Address:        New York, New York 10022
     Principal       Director of Laurus Master Fund, Ltd.
     Occupation:     Member of Laurus Capital Management, LLC
     Citizenship:    United States



C.   Name:           David Grin Business 825 Third Avenue, 14th Floor
     Address:        New York, New York 10022
     Principal       Director of Laurus Master Fund, Ltd.
     Occupation:     Member of Laurus Capital Management, LLC
     Citizenship:    Israel

Each of Laurus Capital Management, LLC, Eugene Grin and David Grin hereby agree, by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.

Laurus Capital Management, LLC
/s/ David Grin
    David Grin
    Member
    August 4, 2005

/s/ Eugene Grin, on his individual behalf
    Eugene Grin
    August 4, 2005

/s/ David Grin, on his individual behalf
    David Grin
    August 4, 2005